Exhibit 99.2
Buffalo parent Gulf Coast Terminals LLC
Consolidated Financial Statements
As of December 31, 2016 and 2015 and June 30, 2017, and for each of the Three Years in the Period Ended December 31, 2016, and the Six Months Ended June 30, 2017 and 2016
The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.
BDO

Buffalo Parent Gulf Coast Terminals LLC

Tel: 713-960-1706 Fax: 713-960-9549 www.bdo.com	2929 Allen Parkway, 20th Floor Houston, Texas 77019-7100

Independent Auditor’s Report

To the Members of

Buffalo Parent Gulf Coast Terminals LLC

Houston, Texas

We have audited the accompanying consolidated financial statements of Buffalo Parent Gulf Coast Terminals LLC and its subsidiaries (collectively, the “Company”), which comprise the balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), changes in members’ capital, and cash flows for each of the three years in the period ended December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Buffalo Parent Gulf Coast Terminals LLC and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

/s/BDO USA, LLP

April 11, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Consolidated Financial Statements

Buffalo Parent Gulf Coast Terminals LLC

Consolidated Balance Sheets

(in thousands)

	December 31,		June 30, 2017
	2016	2015
			(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$3,466	$44,698	$3,829
Accounts receivable, trade	10,437	5,650	9,387
Accounts receivable, other	3,942	323	1,356
Prepaid expenses and other	1,353	1,120	2,133

Total Current Assets	19,198	51,791	16,705

Property, Plant and Equipment, net of accumulated depreciation	561,865	518,457	613,513
Goodwill	907,700	907,700	907,700
Intangible Assets, net of accumulated amortization	20,900	23,026	19,837
Net Investment in Direct Financing Lease	67,784	65,384	67,825
Other Assets	8,172	14,765	5,353

Total Assets	$1,585,619	$1,581,123	$1,630,933

Liabilities and Members’ Capital

Current Liabilities
Accounts payable	$4,484	$1,230	$8,306
Accrued liabilities	5,576	5,460	4,407
Accrued property taxes	5,566	6,120	2,915
Current maturities of long-term debt	5,500	5,500	5,500

Total Current Liabilities	21,126	18,310	21,128

Pension Liability	10,239	10,835	9,669
Contract Liability, less accumulated amortization	469	2,974	232
Long-Term Derivative Liability	3,471	3,960	2,904
Long-Term Debt, less current maturities	746,593	749,781	744,998

Total Liabilities	781,898	785,860	778,931

Commitments and Contingencies (Note 10)

Members’ Capital
Members’ Capital	811,502	804,248	858,978
Accumulated other comprehensive loss	(7,781)	(8,985)	(6,976)

Total Members’ Capital	803,721	795,263	852,002

Total Liabilities and Members’ Capital	$1,585,619	$1,581,123	$1,630,933

See accompanying notes to consolidated financial statements.

Buffalo Parent Gulf Coast Terminals LLC

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2016	2015	2014	2017	2016
				(Unaudited)	(Unaudited)
Revenues
Storage	$123,519	$123,903	$116,940	$58,736	$62,316
Throughput and ancillary services	19,128	17,288	18,445	12,280	9,827
Direct financing lease income	12,825	7,443	—	6,391	6,449
Other	3,506	238	66	1,913	2,101

Total Revenues	158,978	148,872	135,451	79,320	80,693

Costs and Expenses
Operating and maintenance	31,589	28,525	27,491	16,419	14,789
Selling, general and administrative	13,373	14,236	12,256	7,509	7,207
Depreciation and amortization	29,352	28,697	25,769	13,359	14,927

Total Costs and Expenses	74,314	71,458	65,516	37,287	36,923

Income from Operations	84,664	77,414	69,935	42,033	43,770

Other Expense
Interest expense	(31,787)	(36,126)	(31,999)	(14,216)	(20,525)
Loss on early extinguishment of debt	—	—	(50,434)	—	—
Other expense, net	(51)	(325)	(327)	(23)	(26)

Total Other Expense, net	(31,838)	(36,451)	(82,760)	(14,239)	(20,551)

Income (Loss) Before Provision for Income Taxes	52,826	40,963	(12,825)	27,794	23,219
Provision for Income Taxes	(572)	(948)	(907)	(318)	(248)

Net Income (Loss)	52,254	40,015	(13,732)	27,476	22,971

Other Comprehensive Income (Loss)
Defined benefit pension plan adjustment	1,204	1,133	(4,225)	805	638

Total Comprehensive Income (Loss)	$53,458	$41,148	$(17,957)	$28,281	$23,609

See accompanying notes to consolidated financial statements.

Buffalo Parent Gulf Coast Terminals LLC

Consolidated Statements of Changes in Members’ Capital

(in thousands)

	Members’ Capital	Accumulated Other Comprehensive Loss	Total Members’ Capital
Balance, January 1, 2014	$773,965	$(5,893)	$768,072
Net loss	(13,732)	—	(13,732)
Contributions	58,000	—	58,000
Distributions	(54,000)	—	(54,000)
Defined benefit pension plan adjustment	—	(4,225)	(4,225)

Balance, December 31, 2014	764,233	(10,118)	754,115
Net income	40,015	—	40,015
Defined benefit pension plan adjustment	—	1,133	1,133

Balance, December 31, 2015	804,248	(8,985)	795,263
Net income	52,254	—	52,254
Distributions	(45,000)	—	(45,000)
Defined benefit pension plan adjustment	—	1,204	1,204

Balance, December 31, 2016	811,502	(7,781)	803,721
Net income (unaudited)	27,476	—	27,476
Contributions (unaudited)	20,000	—	20,000
Defined benefit pension plan adjustment (unaudited)	—	805	805

Balance, June 30, 2017	$858,978	$(6,976)	$852,002

See accompanying notes to consolidated financial statements.

Buffalo Parent Gulf Coast Terminals LLC

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2016	2015	2014	2017	2016
				(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income (loss)	$52,254	$40,015	$(13,732)	$27,476	$22,971
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of contract liability	(2,505)	(4,702)	(7,544)	(237)	(1,645)
Depreciation and amortization	29,352	28,697	25,769	13,359	14,927
Amortization of debt discount and
deferred financing costs	2,403	2,399	2,832	1,200	1,202
Loss on disposal of fixed assets	—	188	211	632	—
Loss on early extinguishment of debt	—	—	50,434	—	—
Net periodic pension fund costs	1,612	1,642	980	690	806
Loss/(gain) on interest rate swaps	236	4,943	1,156	(1,394)	5,233
Changes in operating assets and liabilities:
Accounts receivable, trade	(4,787)	1,345	(311)	1,050	(551)
Accounts receivable, other	(3,619)	(258)	941	2,586	(1,053)
Prepaid expenses and other	(233)	539	(1,928)	(780)	(1,217)
Other assets	(1,766)	(1,491)	14	(837)	(400)
Accounts payable	1,332	(370)	(677)	(1,865)	(77)
Accrued liabilities	(1,613)	(263)	(593)	(797)	(2,838)
Accrued property taxes	(554)	794	424	(2,651)	(2,778)

Net Cash Provided By Operating Activities	72,112	73,478	57,976	38,432	34,580

Cash Flows From Investing Activities
Expenditures for property, plant and equipment	(59,618)	(69,270)	(54,032)	(55,278)	(31,216)
Other assets	(826)	(7,491)	(7,800)	—	—
Net investment in direct finance lease	(2,400)	—	—	(41)	(1,370)

Net Cash Used In Investing Activities	(62,844)	(76,761)	(61,832)	(55,319)	(32,586)

Cash Flows from Financing Activities
Repayments on long-term debt	(5,500)	(5,500)	(459,542)	(2,750)	(2,750)
Proceeds from long-term debt	—	—	547,250	—	—
Penalty on early extinguishment of debt and fees	—	—	(39,548)	—	—
Debt financing costs	—	(47)	(11,149)	—	—
Repayments of line of credit	—	—	(12,750)	—	—
Restricted cash	—	—	14,572	—	—
Contributions	—	—	58,000	20,000	—
Distributions	(45,000)	—	(54,000)	—	(25,000)

Net Cash Provided By (Used In) Financing Activities	(50,500)	(5,547)	42,833	17,250	(27,750)

Net Increase (Decrease) in Cash and Cash Equivalents	(41,232)	(8,830)	38,977	363	(25,756)
Cash and Cash Equivalents—Beginning of Year	44,698	53,528	14,551	3,466	44,698

Cash and Cash Equivalents—End of Year	$3,466	$44,698	$53,528	$3,829	$18,942

Supplemental Cash Flow Information
Cash paid for interest, net of amounts capitalized	$28,586	$28,689	$32,260	$14,212	$13,947

Non-Cash Investing and Financing Activities
Transfer of assets from property, plant and equipment to net investment in direct financing lease	$—	$65,384	$—	$—	$—

Transfer of assets from other assets to property, plant and equipment	$7,267	$2,962	$—	$2,710	$1,422

Accounts payable for construction in progress	$2,204	$282	$6,582	$7,891	$1,243

Defined benefit pension plan adjustments	$1,204	$1,133	$(4,225)	$805	$638

See accompanying notes to consolidated financial statements.

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

1. Organization and Nature of Business

Buffalo Parent Gulf Coast Terminals LLC (the “Company”), a Texas limited liability company, was formed on October 31, 2011 to acquire 100% interest in Buffalo Gulf Coast Terminals LLC. Buffalo Gulf Coast Terminals LLC holds 100% interest in HFOTCO LLC and is located in Houston, Texas. The Company, through its subsidiaries, is engaged in the terminaling, storage and transportation of residual fuel oil and crude oil on the Houston Ship Channel.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Buffalo Gulf Coast Terminals LLC and HFOTCO LLC. All intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company provides integrated storage, throughput and ancillary services for residual fuel oil and crude oil. The Company’s customers are primarily integrated oil companies, refiners, bunker fuel marketers and trading firms. The Company generates revenues through the provision of fee based services to its customers under a combination of multi-year and month-to-month agreements. The agreements contain “take-or-pay” provisions whereby the Company is entitled to a minimum storage or throughput fee. The Company recognizes revenues when the service is provided, the residual fuel oil and crude oil are handled or when the customer’s ability to make up the minimum volume has expired, in accordance with the terms of the contracts.

In May 2014, the Company simultaneously entered into two long-term integrated storage and throughput agreements with a customer that were determined to be a direct financing lease. For the direct financing lease, the Company records the gross lease receivable, the estimated residual value of the leased assets, initial direct cost incurred less the unearned lease income as net investment in direct financing lease. Unearned lease income is the amount by which the gross lease receivable plus the estimated residual value exceeds the costs of the assets. Unearned lease income and initial direct costs incurred are amortized over the related lease term using the interest method. Amortization of unearned lease income and initial direct costs is suspended if, in the Company’s opinion, full payment of the contractual amount due under the agreements are doubtful.

Cash and Cash Equivalents

The Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are customer obligations due under agreed-upon trade terms. The Company provides terminaling, storage and throughput of residual fuel oil and crude oil to customers primarily in the fuel oil, petroleum and related service industries. The Company performs continuing credit evaluations of its customers and generally does not require collateral.

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

The Company’s management reviews accounts receivable on a monthly basis to determine if any receivables could potentially be uncollectible, and if so, includes a determined amount in its allowance for doubtful accounts. Based on the information available to the Company, management determined that no allowance for doubtful accounts was needed at December 31, 2016 and 2015. However, actual write-offs may occur.

Property, Plant, and Equipment

Property, plant and equipment acquired in connection with the acquisition of the Company was recorded at fair value as of the date of the acquisition and depreciated using the straight-line method over the remaining estimated useful lives. All other additions are recorded at cost, and depreciation is recognized using the straight-line method over the estimated useful lives. The following is a summary of the estimated useful lives.

Estimated Useful Lives
Buildings	20 years
Tools and equipment	2-5 years
Furniture and fixtures	3-5 years
Vehicles	5 years
Steam and electrical systems	10 years
Operating equipment	20 years
Tanks, docks, pipelines, roads, valves and surface improvements	20-40 years

The Company capitalizes all direct and indirect construction costs and related interest. Indirect construction costs include general engineering, taxes and the cost of funds used during construction. Costs, including complete asset replacements and enhancements or upgrades that increase the original efficiency, productivity or capacity of property, plant and equipment, are also capitalized. The costs of repairs, minor replacements and maintenance projects which do not increase the original efficiency, productivity or capacity of property, plant and equipment, are expensed as incurred.

Impairment of Long-Lived Assets

Long-lived assets to be held and used by the Company are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, the Company determines whether impairment has occurred through the use of an undiscounted cash flow analysis of the asset at the lowest level for which identifiable cash flows exist. If impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, is based on an estimate of discounted cash flows. In management’s opinion, there was no impairment of such assets for the years ended December 31, 2016, 2015 and 2014.

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

Goodwill and Other Intangible Assets

Goodwill was $907.7 million at December 31, 2016 and 2015 and represents the excess of the purchase price of the Company over the fair value of net assets acquired as of acquisition date. The Company tests goodwill for impairment annually or at any other time when impairment indicators exist. Examples of such indicators, which would cause the Company to test goodwill for impairment between annual tests, include a significant change in business climate, significant unexpected competition and significant deterioration in market share.

Fair value is estimated by the Company using discounted cash flows and other market related valuation models, including earnings multiples and comparable asset market values. If circumstances change or events occur to indicate that the Company’s fair market value has fallen below book value, the Company will compare the estimated fair value of goodwill to its book value. If the book value of goodwill exceeds the estimated fair value of goodwill, the Company will recognize the difference as an impairment loss in the consolidated statement of operations and comprehensive income (loss). For the years ended December 31, 2016, 2015 and 2014, there was no impairment to the recorded value of goodwill.

The Company’s identifiable intangible asset is customer relationships and is amortized over fifteen years using the straight-line method. At December 31, 2016 and 2015, the customer relationships were $31.9 million and $31.9 million, respectively, and accumulated amortization was $11.0 million and $8.9 million, respectively. Amortization expense was $2.1 million for each of the years ended December 31, 2016, 2015 and 2014. Annual amortization expense is expected to be $2.1 million through 2025 and $2.0 million in 2026.

Recently Adopted Accounting Guidance

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. Given the absence of authoritative guidance within ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, in August 2015, the FASB issued ASU 2015-15,Interest – Imputation of Interest (Subtopic 835-30), Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which clarifies ASU No. 2015-03 by stating that the staff of the SEC would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement. ASU 2015-03 and ASU 2015-15 are effective for periods beginning after December 15, 2015 and early adoption is permitted. The Company adopted these ASUs in the year ended December 31, 2016 and applied them retrospectively to the December 31, 2015 balances which resulted in $8.5 million deferred finance cost, previously presented as an asset in the balance sheet, being presented as a deduction from the long-term debt in the December 31, 2015 balance sheet.

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

Deferred Financing Costs

Deferred financing costs represent costs incurred by the Company to obtain its debt financing. Deferred financing costs are amortized over the lives of the associated financing using the effective interest rate method. At December 31, 2016 and 2015, deferred financing costs, related to the Company’s revolving credit facility, presented as part of other assets amounted to $242,000 and $333,000, respectively, and amortization expense totaled $91,000, $91,000 and $429,000 for the years ended December 31, 2016, 2015 and 2014, respectively. Deferred financing costs presented as a deduction from the long-term debt at December 31, 2016 and 2015 totaled $7.0 million and $8.5 million, respectively, and amortization expense totaled $1.5 million, $1.5 million and $1.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. Amortization of deferred finance cost is included in interest expense in the consolidated statements of operations and comprehensive income (loss).

Defined Benefit Pension Plan

The Company sponsors a defined benefit pension plan for its employees. The defined benefit pension plan requires actuarial assumptions to estimate the projected and accumulated benefit obligations, including the following variables: discount rate, expected salary increases, certain employee-related factors such as turnover, retirement age and mortality, and expected return of assets. These and other actuarial assumptions affect the annual expense and obligation that are recognized for the underlying plan. These assumptions reflect the Company’s historical experiences and management’s best judgment with regards to future expectations. The actuarial assumptions that are used may differ from actual results due to changing market rates or other factors. These differences could impact the amount of pension expense and liability recorded.

Income Taxes

The Company does not pay federal income tax on its taxable income. Instead, members of its parent company are liable for federal income tax on their respective shares of the Company’s taxable income reported on their federal income tax returns.

The Company is subject to a tax imposed by the State of Texas. The tax is a 0.75% tax that is levied on taxable margin. Taxable margin is defined as total revenue less deductions for cost of goods sold or compensation and benefits in which the total calculated taxable margin cannot exceed 70% of total revenue.

The Company accounts for uncertainty in income taxes in accordance with guidance within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740-10, Uncertain Tax Positions. The guidance requires the impact of a tax position to be recognized in the financial statements only if that position is more likely than not of being sustained upon examination by the taxing authority. The Company has not recognized any liabilities in the accompanying consolidated financial statements for uncertain tax positions. The Company’s tax years from 2012 are open for examination. Any penalties or interest assessed as the result of an examination will be passed through to the Company’s members.

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and trade receivables. Cash and cash equivalents are held on deposit with major banks. Management of the Company believes that the financial institutions holding these amounts are financially sound and, accordingly, minimal credit risk exists with respect to these assets. The Company maintains cash and cash equivalents at financial institutions for which the combined account balances in individual institutions may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a credit risk related to amounts on deposit in excess of FDIC coverage. The Company has not experienced any losses in such accounts, and management of the Company believes that the financial institutions holding these amounts are financially sound and, accordingly, minimal credit risk exists with respect to these assets.

The Company extends credit to its customers primarily in the fuel oil, petroleum and related service industries. Customer concentration may impact the overall exposure to credit risk, either positively or negatively, in that the customer may be similarly affected by the changes in the economy or other conditions. For the year ended December 31, 2016, the Company had one customer that represented 11% of total revenues and 12% of accounts receivable at December 31, 2016, and represented 11% and 10% of total revenues for the six months ended June 30, 2017 and 2016, respectively, and 1% of accounts receivable at June 30, 2017.

Fair Value of Financial Instruments

FASB ASC Topic 820, Fair Value Measurements and Disclosures establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. Generally accepted accounting principles defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorized assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement.

The three levels are defined as follows:

Level 1 - Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Other inputs that are observable directly or indirectly such as quoted prices in markets that are not active; or other inputs which are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

The Company’s fair value of financial instruments disclosure is based upon information available to management as of December 31, 2016 and 2015. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, long-term debt and interest rate swaps. The carrying value for cash and cash equivalents, accounts receivable and accounts payable approximates their fair value, principally due to the short term maturities of these instruments. The carrying value for the long-term debt approximates fair values because the interest rates are similar to other financial instruments with similar credit risks and terms.

The Company follows the provisions of FASB ASC Topic 815, Derivatives and Hedging, for its interest rate swaps which require all derivative instruments be recorded at fair value. The Company does not specifically designate interest rate swaps as cash flow hedges, even though they reduce its exposure to changes in interest rates of senior term notes and tax-exempt notes payable. Therefore, the Company records the change in the fair market values of interest rate swaps in the consolidated statement of operations and comprehensive income (loss). The Company has classified such fair value measurements as level 2 and determines fair value primarily by third party valuations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company’s estimates and assumptions are based on historical experience and on various other assumptions and information that the Company’s management believes to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Reclassifications

Certain amounts for the years ended December 31, 2015 and 2014 have been reclassified to conform to the 2016 financial statement presentation.

Unaudited Interim Condensed Consolidated Financial Statements

In the opinion of the Company’s management, the unaudited condensed consolidated balance sheet as of June 30, 2017, the unaudited condensed consolidated statements of operations and comprehensive income (loss) and cash flows for the six months ended June 30, 2017 and 2016, and the unaudited condensed consolidated statement of changes in members’ capital for the six months ended June 30, 2017, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for any interim period are not necessarily indicative of the results to be expected for other interim periods or the full year.

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

3. Accounts Receivable – Other

Accounts receivable – other consists of the following (in thousands):

	December 31,
	2016	2015
Insurance claim receivable	$3,560	$195
Other	382	128

Accounts receivable—other	$3,942	$323

4. Property, Plant and Equipment

Property, plant and equipment consists of the following (in thousands):

December 31,	2016	2015
Land	$33,124	$33,124
Buildings	3,258	2,824
Tools and equipment	746	647
Furniture and fixtures	2,515	2,192
Vehicles	1,134	976
Steam and electrical systems	29,682	27,905
Operating equipment	22,291	21,823
Tanks, docks, pipelines, roads, valves and surface improvements	538,537	490,133
Capital projects in progress	48,508	31,364

	679,795	610,988
Less: accumulated depreciation	(117,930)	(92,531)

Property and equipment, net	$561,865	$518,457

Depreciation expense was $25.4 million, $25.6 million and $23.1 million for the years ended December 31, 2016, 2015 and 2014, respectively. Interest costs capitalized as part of the costs of construction were $1.5 million, $1.1 million and $365,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

5. Net Investment in Direct Financing Leases

On May 5, 2014, the Company simultaneously entered into two long-term integrated storage and throughput agreements with a customer that were determined to be a direct financing lease. The costs of the land, tanks and barge dock associated with the direct financing leases totaled $65.4 million at December 31, 2015. These were accounted for in property, plant and equipment until commencement of the agreements in June 2015, at which time such costs were transferred to net investment in direct financing lease. The ownership of the assets associated with the direct financing lease do not transfer to the customer at the end of the 10 year lease term. During 2016, an additional $2.4 million was incurred to complete the assets. The non-guaranteed estimated residual values of the assets associated with the agreement were determined by an independent valuation.

Minimum monthly payments in accordance with these agreements total approximately $1.1 million for the years ended December 31, 2016 and 2015, with an annual cost of living escalation pertaining to the land lease, as defined by the agreement.

The following table lists the components of the net investment in direct financing leases (in thousands):

December 31,	2016	2015
Total minimum lease payments to be received	$108,102	$120,927
Estimated residual values of leased property (non-guaranteed)	67,784	65,384
Less: unearned income	(108,102)	(120,927)

Net investment in direct financing leases	$67,784	$65,384

At December 31, 2016, minimum lease payments to be received for each of the five succeeding fiscal years and thereafter are as follows (in thousands):

Year Ending December 31,
2017	$12,829
2018	12,833
2019	12,837
2020	12,841
2021	12,843
Thereafter	43,919

$108,102

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

6. Revolving Credit Facility and Long-Term Debt

The Company has a revolving credit facility with a syndicate of banks. The credit facility provides for borrowings up to $75 million, including letters of credit, and matures August 19, 2019. Borrowings under the credit facility bear interest at a margin over LIBOR with a floor on the LIBOR rate, as defined by the agreement, with the margin being 3.25% and the floor being 1.0%. The revolving credit facility is secured by substantially all assets of the Company and the Company’s equity interest in HFOTCO LLC. At December 31, 2016 and 2015, and June 30, 2017, there were no borrowings outstanding under the revolving credit facility.

The revolving credit facility contains certain covenants which included, among other things, certain financial ratios, limitations on encumbrance and sale of Company assets and distributions, as defined by the agreement. Certain covenants, primarily the financial ratios, are not triggered until borrowings under the revolving credit facility exceed a threshold, as defined by the agreement. At December 31, 2016 and 2015, and June 30, 2017, the Company was in compliance with the covenants.

Long-term debt consists of the following (in thousands):

December 31,	2016	2015
Senior secured term B note payable due in quarterly installments of $1,375, with a final payment due August 19, 2021 and quarterly interest (4.25% as of December 31, 2016) throughout the term of the loan, less debt discount of $3,526 and $4,296, respectively, and less deferred financing cost of $7,006 and $8,548, respectively.	$527,093	$530,281

Note payable with a final payment of $75,000 on November 1, 2050 with monthly interest payments linked to LIBOR plus a margin tied to the leverage ratio.	75,000	75,000

Note payable with a final payment of $50,000 on November 1, 2050 with monthly interest payments linked to LIBOR plus a margin tied to the leverage ratio.	50,000	50,000

Note payable with a final payment of $100,000 on November 1, 2050 with monthly interest payments linked to LIBOR plus a margin tied to the leverage ratio.	100,000	100,000

	752,093	755,281
Less: current maturities	(5,500)	(5,500)

Total long-term debt, less current maturities	$746,593	$749,781

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

The Company had a $550 million senior secured term B loan agreement with a syndicate of banks. Borrowings under the term loan agreement bear interest at a margin over LIBOR with a floor on the LIBOR rate, as defined by the agreement, with the margin being 3.25% and the floor being 1.0%. The term loan is secured by substantially all assets of the Company and the Company’s equity interest in HFOTCO LLC.

The term loan agreement contains certain covenants which include, among other things, certain financial ratios, limitations on encumbrance and sale of Company assets and distributions, as defined by the agreement. Certain covenants, primarily the financial ratios, are not triggered until borrowings under the revolving credit facility exceed a threshold, as defined by the agreement. At December 31, 2016 and 2015, and June 30, 2017, the Company was in compliance with the covenants.

The Company had $225 million of tax-exempt notes payable held by three institutions. Interest rates at December 31, 2016 were 1.83%. The tax-exempt notes payable are secured by substantially all assets of the Company and the Company’s equity interest in HFOTCO LLC and has a priority position over the revolving credit facility and the senior secured term B loan agreement. The tax-exempt notes payable contain certain covenants which include, among other things, certain financial ratios, limitations on encumbrances and sale of Company assets and distributions, as defined by the agreement. At December 31, 2016 and 2015, and June 30, 2017, the Company was in compliance with these covenants.

Aggregate maturities of long-term debt, excluding debt discounts and deferred financing costs, as of December 31, 2016, are as follows (in thousands):

Year Ending December 31,
2017	$5,500
2018	5,500
2019	5,500
2020	5,500
2021	5,500
Thereafter	735,125

$762,625

In August 2014, the Company entered into a new financing agreement with a syndicate of banks to refinance the Company’s existing revolving line of credit, senior secured notes and unsecured senior note at that time.

The refinancing was primarily treated as an extinguishment of debt, except for certain senior secured note holders that elected to participate in the refinancing. In association with the refinancing, the Company recorded a loss on early extinguishment of debt of approximately $50.4 million, which is comprised of debt breakage fees of approximately $36.9 million, other fees of approximately $2.6 million, write-off of deferred financing costs and original issued discounts of approximately $6.5 million and $4.4 million, respectively.

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

7. Employee Benefit Plans

The Company has a qualified, noncontributory, defined-benefit retirement plan covering substantially all employees. The benefits of the plan are based primarily on years of service and the average annual compensation of an employee during three consecutive years of highest earnings during their last ten years of service. The Company’s funding policy is to contribute within the range of minimum required contributions and the maximum deductible amount within the time allowed for the Company to deduct the contributions for tax purposes. The Company uses a December 31 measurement date for this plan. The Company also has a nonqualified, noncontributory, defined-benefit supplemental retirement plan covering a former key executive, which is included in the plan disclosures below.

The changes in the plan benefit obligation, plan assets and the net periodic pension costs, respectively, during 2016 and 2015 are as follows (in thousands):

December 31,	2016	2015
Change in benefit obligation
Projected benefit obligation at beginning of year	$23,926	$23,942
Service cost	931	1,033
Interest cost	1,016	947
Actuarial gain	(404)	(1,596)
Benefits paid	(452)	(400)

Projected benefit obligation at end of year	25,017	23,926

Change in plan assets
Fair value of plan assets at beginning of year	13,091	12,748
Employer contribution	1,004	868
Actual return on plan assets	1,135	(125)
Benefits paid	(452)	(400)

Fair value of plan assets at end of year	14,778	13,091

Net funded status	$10,239	$10,835

Net periodic pension cost
Service cost	$931	$1,033
Interest cost	1,016	947
Expected return on plan assets	(863)	(964)
Prior service cost	12	12
Recognized loss	516	614

Total	$1,612	$1,642

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

The plan is under funded by $10.2 million and $10.8 million as of December 31, 2016 and 2015, respectively, which is shown as pension liability on the consolidated balance sheets.

The pension costs for the years ended December 31, 2016, 2015 and 2014 amounted to $1.6 million, $1.6 million and $1.0 million, respectively, and were recorded as part of operating costs and selling, general and administrative expenses allocated between the expense categories in relation to the labor costs.

Assumptions used in the determination of the Company’s pension accounting are as follows:

December 31,	2016	2015	2014
Discount rate	4.3%	4.0%	4.0%
Average compensation growth	3.5%	3.5%	3.5%
Expected return on plan assets	6.5%	8.0%	8.0%

Net periodic benefit costs, the Company contributions, and benefits paid, were as follows (in thousands):

Year Ended December 31,	2016	2015	2014
Net periodic benefit costs	$1,612	$1,642	$980
Contributions	1,004	868	1,174
Benefits paid	(452)	(400)	355

The Company’s assumption on expected long-term return on plan assets is based on a periodic review and modeling of the plan’s asset allocation and liability structure over a long-term period. The expected long-term rate of return on plan assets was selected from within the reasonable range of rates as determined by (1) historical real returns, net of inflation, and (2) projections of inflation over the long-term period during which benefits are payable to plan participants. Accumulated other comprehensive loss is comprised of the following (in thousands):

Year Ended December 31,	2016	2015
Net loss	$(7,749)	$(8,941)
Unrecognized prior service costs	(32)	(44)

	$(7,781)	$(8,985)

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

The accumulated other comprehensive loss expected to be recognized as a component of net periodic benefit costs for 2017 is as follows (in thousands):

December 31,	Amount
Net loss	$(415)
Unrecognized prior service costs	(11)

$(426)

Plan Assets and Investment Strategy

The following table sets forth the composition of the pension plan assets (in thousands):

December 31,	2016	2015
Investments
Mutual funds	$14,234	$12,654
Cash balances	544	437

	$14,778	$13,091

During 2016 and 2015, the pension plan assets were invested in various mutual funds. The fair values of these investments are determined by quoted prices in active markets.

In accordance with FASB ASC 820, Fair Value Measurements and Disclosures, the mutual funds are classified as Level 1.

For the years ended December 31, 2016, 2015 and 2014, the actual return on pension plan assets amounted to a gain of $1,135,000, a loss of $125,000, and a gain of $793,000, respectively.

The Company’s investment strategy on its pension plan assets is designed to ensure that assets are invested in a manner necessary to meet expected future benefits that will be earned by plan participants. This strategy is periodically reviewed by the Company and the plan’s third-party administrator, and is established and administered in a manner that is compliant at all times with applicable government regulations.

Contributions and Benefit Payments

The Company expects to contribute the maximum amount that is allowed by law to its pension plan in 2017, which is estimated to be $1.1 million.

Contributions vary as a result of changes to investment performance, actuarial assumptions and the investment portfolio mix.

Contributions were approximately $1,004,000, $868,000 and $1,200,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

The plan made benefit payments of approximately $452,000, $400,000 and $355,000 for the years ended December 31, 2016, 2015 and 2014, respectively. The following table shows the expected benefit payments for the plan for the next ten years (in thousands):

Year Ending December 31,
2017	$627
2018	737
2019	793
2020	946
2021	1,052
Thereafter (2022 - 2026)	6,433

$10,588

The Company has an accumulated benefit obligation in excess of plan assets, accordingly, the following should be considered (in thousands):

Year Ended December 31,	2016	2015
Projected benefit obligations	$25,017	$23,926
Accumulated benefit obligations	22,202	20,911
Fair value of plan assets	14,778	13,091

401(k) Benefit Plan

The Company also offers a 401(k) plan for the benefit of substantially all employees. The 401(k) plan provides for partial matching of contributions made by participating employees, as well as a profit-sharing provision, as determined at year-end by the member, allocated based on a participant’s compensation in excess of the taxable wage base. The Company contributed $353,000, $308,000 and $316,000 of matching contributions for the years ended December 31, 2016, 2015 and 2014, respectively. The Company also accrued $545,000, $517,000 and $523,000 for the profit sharing provision for the years ended December 31, 2016, 2015 and 2014, respectively.

8. Interest Rate Derivative Transactions

In accordance with the Company’s debt agreements, the Company entered into interest rate risk management transactions in the form of interest rate swaps for a portion of its outstanding debt balance. These transactions allow the Company to reduce exposure to interest rate fluctuations. While the use of these arrangements limits the Company’s ability to benefit from decreases in interest rates, it also reduces the Company’s potential exposure to increases in interest rates. The Company’s arrangements, to the extent it enters into any, apply to only a portion of its outstanding debt balance, provide only partial protection against interest rate increases and limit the Company’s potential savings from future interest rate declines. It is never management’s intention to hold or

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

issue derivative instruments for speculative trading purpose. The Company does not designate these interest rate swaps as cash flow hedges, even though they reduce its exposure to changes in interest rates. Therefore, the mark-to-market of these instruments is recorded in current earnings and included in interest expense. The Company uses readily available money market rates and interest swap market data to estimate the fair value of the interest rate swaps. The total impact on interest expense from the mark-to-market and settlements for the years ended December 31 was as follows (in thousands):

Year Ended December 31,	2016	2015
Beginning fair value of interest rate swaps	$(4,261)	$682
Total loss on interest rate swaps	(2,969)	(7,198)
Cash settlement paid	2,733	2,255

	(4,497)	(4,261)
Less: current maturities	1,026	301

Ending fair value of interest rate swaps	$(3,471)	$(3,960)

The current maturities of the interest rate swaps at December 31, 2016 and 2015, are included in accrued liabilities in the accompanying consolidated balance sheets.

The table below summarizes the interest rate swap liabilities as of December 31, 2016 (in thousands):

Notional Amount	Fixed Rate	Effective Date	Maturity	Estimated Fair Market Value at December 31, 2016
100 Million	1.70%	10/16/2014	8/20/2018	$(531)
100 Million	1.66%	10/16/2014	8/20/2018	(467)
37.5 Million	1.66%	10/16/2014	8/20/2018	(171)
37.5 Million	1.70%	10/16/2014	8/20/2018	(200)
100 Million	1.17%	10/3/2016	10/1/2017	(469)
100 Million	1.59%	10/2/2017	10/1/2018	(565)
100 Million	1.81%	10/1/2018	8/19/2019	(406)
62.5 Million	1.14%	10/3/2016	10/2/2017	(279)
62.5 Million	1.57%	10/2/2017	10/1/2018	(339)
62.5 Million	1.79%	10/1/2018	8/19/2019	(243)
62.5 Million	1.14%	10/3/2016	10/2/2017	(278)
62.5 Million	1.53%	10/2/2017	10/1/2018	(318)
62.5 Million	1.76%	10/1/2018	8/19/2019	(231)

				$(4,497)

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

The table below summarizes the interest rate swap assets (liabilities) as of December 31, 2015 (in thousands):

Notional Amount	Fixed Rate	Effective Date	Maturity	Estimated Fair Market Value at December 31, 2015
$100 million	1.70%	10/16/14	8/20/18	$(603)
$100 million	1.66%	10/16/14	8/20/18	(506)
$37.5 million	1.66%	10/16/14	8/20/18	(182)
$37.5 million	1.70%	10/16/14	8/20/18	(227)
$100 million	0.62%	10/1/15	10/1/16	(146)
$100 million	1.17%	10/3/16	10/1/17	(349)
$100 million	1.59%	10/2/17	10/1/18	(416)
$100 million	1.81%	10/1/18	8/19/19	(373)
$62.5 million	0.60%	10/1/15	10/3/16	(81)
$62.5 million	1.14%	10/3/16	10/2/17	(203)
$62.5 million	1.57%	10/2/17	10/1/18	(245)
$62.5 million	1.79%	10/1/18	8/19/19	(221)
$62.5 million	0.58%	10/1/15	10/3/16	(74)
$62.5 million	1.14%	10/3/16	10/2/17	(201)
$62.5 million	1.53%	10/2/17	10/1/18	(224)
$62.5 million	1.76%	10/1/18	8/19/19	(210)

				$(4,261)

9. Contract Liability

Contract liability represents the fair value of the below market contracts at the date of acquisition of the Company. The contract liability is being amortized into revenue on the straight-line basis over the remaining term of the contracts at acquisition date, which ranged from 6 months to 6 years. The contract liability will become fully amortized in 2017.

10. Commitments and Contingencies

In accordance with a Company agreement when cash and cash equivalents, excluding distributable proceeds, as defined by the agreement, exceeds $500,000 at the end of each calendar quarter, the Company will subsequently declare a distribution and distribute such excess cash and cash equivalents, as defined by the agreement, as long as the distribution would not violate any debt covenants.

The Company has certain non-cancellable land leases expiring through February 2051.

Buffalo Parent Gulf Coast Terminals LLC

Notes to Consolidated Financial Statements

(Information as of June 30, 2017 and for the

Six Months Ended June 30, 2017 and 2016 are Unaudited)

The minimum future lease payments under the leases as of December 31, 2016 are as follows (in thousands):

Year Ending December 31,
2017	$1,183
2018	1,183
2019	1,358
2020	1,533
2021	1,533
Thereafter	39,693

$46,483

Rent expense for the years ended December 31, 2016, 2015 and 2014 totaled $1,069,000, $1,034,000 and $1,029,000, respectively.

From time to time, the Company may be subject to various lawsuits and claims, none of which, in the opinion of management, will have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

11. Subsequent Events

Subsequent to December 31, 2016, the Company received a $20 million contribution from its members.

Management of the Company performed an evaluation of subsequent events through April 11, 2017, which is the date the audited consolidated financial statements were available to be issued. In preparation of the condensed consolidated financial statements for the six months ended June 30, 2017 and 2016, management has evaluated subsequent events for the unaudited interim condensed consolidated financial statements presented through August 31, 2017.

On June 6, 2017, the Company and its members entered into a definitive agreement to sell 100% of the Company’s outstanding ownership interest to a publicly-traded company. The transaction closed on July 17, 2017, at which time the Company became a wholly-owned subsidiary of the publically-traded company.

On July 6, 2017 the Company entered into a ground lease for an initial term of five years which can be canceled after three years. The rent for the initial three years is $1 million per year.